Exhibit (c)(2)

SOMERLEY LIMITED Presentation to the Independent Board Committee PROPOSED PRIVATISATION OF HTIL BY THE OFFEROR BY WAY OF A SCHEME OF ARRANGEMENT (UNDER SECTION 86 OF THE COMPANIES LAW) 5 February 2010

Index Major terms and conditions of the Scheme Strategic Transactions Return since IPO Past results of the HTIL Group Prospects 2010 Budget Net asset value of the HTIL Group Historical market price of shares of HTIL and HTHKH Comparison of Cancellation Price Vs closing price Monthly trading volume of HTIL Shares from March 2009 to December 2009 Share price and trading volume of HTIL ADS Comparable transactions and comparable companies Privatisation precedents in Hong Kong Conclusion

Major terms and conditions of the Scheme 1. Price For each Scheme Share HK$2.20 in cash For each HTIL ADS.US$ equivalent of HK$33.00 in cash For each HTIL option HK$0.59 in cash

Major terms and conditions of the Scheme (cont’d) 2. Conditions of the Scheme The approval of the Scheme (by way of poll) by a majority in number of the Scheme Shareholders representing not less than 75% in value of the Scheme Shares held by the Scheme Shareholders present and voting either in person or by proxy at the Court Meeting, provided that: (i) the Scheme is approved (by way of poll) by Independent HTIL Shareholders holding at least 75% of the votes attaching to the Scheme Shares held by Independent HTIL Shareholders that are voted either in person or by proxy at the Court Meeting; and (ii) the number of votes cast (by way of poll) by Independent HTIL Shareholders present and voting either in person or by proxy at the Court Meeting against the resolution to approve the Scheme at the Court Meeting is not more than 10% of the votes attaching to all Scheme Shares held by all the Independent HTIL Shareholders.

Strategic Transactions Disposal of Hutchison Essar in May 2007 HTHKH Spin-off in May 2009 Partner Disposal in October 2009 Disposal of Thailand operation in [Feb] 2010

2007 2008 2009 Total Dividend in cash HK$6.75 HK$7.00 HK$13.75 Value of HTHKH Shares distributed to the HTIL Shareholders in the HTHKH Spin-off HK$1.32 HK$1.32 Closing price of HTHKH on the Last Pre-Announcement Trading Day HK$1.61 HK$1.61 -------------- HK$16.68 ======== IPO price in 2004 HK$6.01 Total return 178% Annualised return 22% Return since IPO

Past results of the HTIL Group For the year ended 31 December 2008 2009 HK$ million [restated] HK$ million Turnover from discontinued operations [21,917] [12,620] Turnover from continuing operations [1,808] [1,856] Total turnover [23,725] [14,476] Net profit on disposal of investments and others [2,450] [747] Operating profit/ (loss) from continuing operations [350] [(2,104)] Profit/(loss) for the year from continuing operations [523] [(2,564)] Profit from discontinued operations [2,396] [8,517] Profit for the year [2,919] [5,953] Summary of the audited consolidated results of HTIL for the two financial years ended 31 December 2009

Past results of the HTIL Group (cont’d) Relative contribution of each market to the HTIL Group’s turnover and operating profit/(loss) and their capital expenditure for the two years ended 31 December 2009 Year ended 31 December 2008 Year ended 31 December 2009 Turnover Operating Profit/(loss) Capital expenditure Turnover Operating Profit/(loss) Capital expenditure (HK$ millions, except percentage) (HK$ millions, except percentage) Discontinued operations - Hong Kong and Macau 8,104 34. 2% 764 16.5% 1,934 37.6% 2,730 18.9% 266 8.3% 498 10.7% Israel 13,813 58.3% 2,980 64.3% 1,191 23.1% 9,890 68.3% 2,870 89.3% 1,134 24.4% Thailand 1,192 5.0% 80 1.7% 34 0.7% 1,046 7.2% 78 2.4% 31 0. 7% Indonesia 315 1.3% 810 17.5% 1,544 30.0% 608 4.2% (1,491) N/A 2,228 47.8% Vietnam 18 0.1% (520) N/A 259 5.0% 141 1.0% (433) N/A 646 13.9% Sri Lanka 160 0.6% (7) N/A 182 3.5% 61 0.4% (142) N/A 121 2.5% Others 123 0.5% (47) N/A 4 0.1% - N/A (116) N/A - N/A Total 23,725 100% 4,060 100% 5,148 100% 14,476 100% 1,032 100% 4,658 100%

Prospects Gross domestic production of Indonesia, Sri Lanka and Vietnam Mobile cellular subscription in Indonesia, Sri Lanka and Vietnam - 100 200 300 400 500 600 700 800 900 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009* 2010* 2011* 2012* 2013* 2014* US$'billion Gross domestic production ("GDP") Indonesia Sri Lanka Vietnam - 10 20 30 40 50 60 70 80 90 2000 2005 2007 2008 % Mobile cellular subscriptions Indonesia Sri Lanka Vietnam

2010 Budget US$’ million Indonesia Vietnam Sri Lanka Total Customer service revenue 355 154 25 534 Capex 412 478 30 920 % of Capex to customer service revenue (approximately) 116% 310% 120% EBITDA (133) (30) 2 (161) EBIT before exceptional items (224) (60) (7) (291) Net profit after tax, excluding MI (246) 39 (8) (215)

Net asset value of the HTIL Group Summary of the audited balance sheet of HTIL Group as at 31 December 2009 HTIL Group as at 31 December 2009 HK$’millions (audited) Cash and cash equivalents 4,203 Restricted cash 1,372 Trade and other receivables 2,278 Stocks 44 Available -for -sale financial assets 2,114 Fixed assets 6,676 Trade and other payables (5,839) Borrowings - current portion (388) - non-current portion (202) Other net assets/(liabilities) 510 10,768 Net tangible assets per HTIL Share (HK$) 2.24 Add: Goodwill 1,312 Other intangible assets 1,001 Net asset value 13,081 Net asset value per HTIL Share (HK$) 2.72 Discount of Cancellation Price of HK$2.2 to net tangible assets per HTIL Share of HK$2.24 as at 31 December 2009 1.8% Discount of Cancellation Price of HK$2.2 to net asset value per HTIL Share of HK$2.72 as at 31 December 2009 19.1%

Historical market price of shares of HTIL and HTHKH Closing price for HTIL Shares during 20 February 2009 to 31 May 2009 Closing price for shares of HTIL and HTHKH during 8 May 2009 to 31 May 2009 Combined (i)+(ii) (i) HTIL (ii) HTHKH Source: Bloomberg Source: Bloomberg 0 0.5 1 1.5 2 2.5 3 20-Feb-09 02-Mar-09 12-Mar-09 22-Mar-09 01-Apr-09 11-Apr-09 21-Apr-09 01-May-09 11-May-09 21-May-09 HK$ HTIL Cancellation Price of HK$2.2 0 0.5 1 1.5 2 2.5 3 8-May 13-May 18-May 23-May 28-May HK $

Closing price for HTIL Shares during 27 April 2009 to 4 February 2010 Historical market price of shares of HTIL and HTHKH (cont’d) Cancellation price of HK$2.2 per Scheme Shares Source: Bloomberg

Comparison of Cancellation Price Vs closing price Closing price (HK$) Premium of the Cancellation Price of HK$2.2 over closing price 4 February 2010 2.16 1.85% Last Pre-Announcement Trading Day 1.61 37% 10 trading days up to and including the Last Pre-Announcement Trading Day 1.58 39% 60 trading days up to and including the Last Pre-Announcement Trading Day 1.58 39% 173 trading days from the first day the HTIL Shares traded ex distribution for the HTHKH Spin-off up to and including 31 December 2009 1.67 32%

Monthly trading volume of HTIL Shares from March 2009 to December 2009 Source: Bloomberg-100 200 300 400 500 600 Mar-09 Apr-09 May-09 Jun-09 Jul-09 Aug-09 Sep-09 Oct-09 Nov-09 Dec-09 No. of HTIL Shares (million)

Share price and trading volume of HTIL ADS Source: Bloomberg Source: Bloomberg Share price of HTIL ADS since the HTHKH Spin-off Monthly trading volume of HTIL ADS from March 2009 to December 2009 0 1 2 3 4 5 6 Mar-09 Apr-09 May-09 Jun-09 Jul-09 Aug-09 Sep-09 Oct-09 Nov-09 Dec-09 Number of HTIL ADSs (million)

Comparable transactions and comparable companies Company Stock Exchange Market Capitalisation Price/earnings ratio HK$ million Times XL Axiata Tbk Indonesia 17,399 N/A Spice Communications Limited India 7,466 10.40 Globe Telecom Inc. Philippines 21,343 11.27 Pilipino Telephone Corporation Philippines 16,178 8.54 Total Access Communication Public Company Limited Thailand 18,547 8.44 Average 9.66 Cancellation Price under the HTIL Proposals HK$2.2 10,592 N/A (i)Comparable transactions Market transactions not comparable to the Proposals Positive earnings/ EBITDA Vs Loss/ negative EBITDA Majority/ controlling interest Vs Minority (ii) Comparable companies Comparable companies have more matured operations making substantial profits, therefore not comparable to the Proposals

Privatisation precedents in Hong Kong

Date of initial announcement	Company	Offer/ cancellation price	Premium/(discount) of offer/cancellation price over/(to) the average share price prior to announcement of privatisation			Result
			1 month	3 months	6 months	
13 February 2008	Pacific Century Premium Developments Limited (432)	2.85	20.76%	15.85%	15.38%	Failed
28 February 2008	Mirabell International Holdings Limited (1179)	6.00	15.61%	18.34%	19.52%	Successful
2 June 2008	Wing Lung Bank Limited (96)	156.5	7.92%	22.99%	43.49%	Successful
2 June 2008	China Netcom Group Corporation (Hong Kong) Limited (906)	27.87	14.13%	19.46%	18.14%	Successful
10 June 2008	CITIC International Financial Holdings Limited (183)	7.60	43.67%	65.22%	67.40%	Successful
3 September2008	China Huiyuan Juice Group Limited (1886)	12.20	199.02%	162.93%	133.27%	Lapsed
4 November 2008	PCCW Limited (8)	4.50	35.54%	1.35%	(3.23)%	Failed
25 November 2008	Natural Beauty Bio-Technology Limited (157)	1.20	(7.69)%	(20.53)%	(26.83)%	Failed
3 December 2008	GST Holdings Limited (416)	3.38	107.36%	64.88%	47.60%	Successful
22 December 2008	Shaw Brothers (Hong Kong) Limited (80)	13.35	73.38%	53.98%	(4.51)%	Successful
17 February 2009	Crocodile Garments Limited (122)	0.40	95.12%	94.17%	76.21%	Failed
12 March 2009	Delta Networks, Inc. (722)	1.83	47.58%	67.89%	36.57%	Successful

SOMERLEY LIMITED

17

Privatisation precedents in Hong Kong (cont’d) Date of initial announcement Company Offer/ cancellation price Premium/(discount) of offer/cancellation price over/(to) the average share price prior to announcement of privatisation Result 18 March 2009 China Resources Microelectronics Limited (597) 0.30 36.36% 100.00% 150.00% Failed 19 May 2009 Nam Tai Electronic & Electrical Products Limited (2633) 1.52 5.56% 46.15% 83.13% Successful 22 May 2009 The Ming An (Holdings) Company Limited (1389) 1.30 49.43% 60.49% 71.05% Successful 25 May 2009 Stone Group Holdings Limited (409) 0.48 45.45% 65.52% 65.52% Successful 1 June 2009 Oriental Press Group Limited (18) 0.95 26.67% 35.71% 37.68% Failed Average 47.99% 51.44% 48.85% Median 36.36% 53.98% 43.49% 8 January 2010 HTIL 2.2 38.36% 38.36% 29.41%

Conclusion Terms of the Proposals are fair and reasonable. Recommend Independent HTIL Shareholders to approve the Scheme. Recommend Independent HTIL Optionholders to accept the Option Proposal.